Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sirius XM Holdings Inc. (successor registrant to it direct

Wholly-owned subsidiary Sirius XM Radio Inc., predecessor):

We consent to the use of our report dated February 6, 2013, with respect to the consolidated balance sheets of Sirius XM Radio Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012 included herein.

/s/KPMG LLP

New York, New York

September 30, 2014